Exhibit 99

Contact: Darren Pai (808) 543-7753	For Immediate Release July 3, 2008

Hawaiian Electric files 2009 rate request

Request includes cost of new biodiesel unit at Campbell Industrial Park

(Honolulu, Hawaii) Hawaiian Electric Company today is submitting to the Hawaii Public Utilities Commission (PUC) a request for a rate increase in 2009 to cover costs for its new biodiesel generating unit and other projects, as well as increasing costs for the operation and maintenance of the Oahu electrical system. If approved, the request would result in an overall increase of 5.2% above current electric rates in mid-2009 at the earliest. The PUC and the Division of Consumer Advocacy will conduct an extensive review of the request, so any rate increase is not expected for some time.

“There’s never a good time to ask for a rate increase, but we have a responsibility to meet the current and future energy needs of our residential and business customers on Oahu,” said Robbie Alm, Hawaiian Electric executive vice president for public affairs. “That means adding more renewable energy resources like our new biodiesel generating unit and making the investments to maintain and upgrade the electric grid. A strong electric system is needed both for reliable service, and to support more renewable energy and a future smart grid that can provide customers expanded options, including more control over their electric bills.”

The 5.2% request, or $97 million, also incorporates tiered residential electric rates to reward customers who practice energy conservation with lower rates for lower usage. With the tiered rates, the majority of residential customers would see a lesser increase of between 3% and 4%. If the entire increase is approved, a typical residential household using 600 kilowatt-hours a month would see its monthly bill increase by $6.77, from $176.85 to $183.62.

The filing also incorporates residential time-of-use rates to encourage customers to move usage away from the 3 p.m. to 8 p.m. peak demand time to hours when generation reserves are usually greater.

“The rising cost of fuel has affected the price of almost everything in Hawaii, including air travel, marine transportation and electricity,” Alm said. “Our customers pay the actual cost of the fuel used to make electricity, not a penny more. We don’t make a profit on fuel, but we know that doesn’t make the current situation for customers any easier. Hawaii needs to move away from oil and we have a central role to play in that move.”

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Hawaiian Electric Files for 2009 Rate Increase

July 3, 2008

The Campbell Industrial Park generating unit, to be fueled with renewable biodiesel, was approved by the PUC in May 2007 and is expected to be in service in August 2009. It will be the first centralized power plant built on Oahu in more than 17 years and is most needed during the high demand evening hours. Over the past several years, Hawaiian Electric has had to call upon customers for voluntary conservation when generation reserves became too narrow.

In addition to the needed reliability benefits, Alm cited the positive environmental impact of the project.

“We are moving forward in a very big way to ‘green’ our power grid on Oahu with a unit that burns biodiesel instead of fossil fuel, helping to reduce greenhouse gas emissions,” said Alm. Hawaiian Electric has committed that all biodiesel it uses will comply with strict sustainable sourcing standards developed in partnership with the Natural Resources Defense Council, and that it intends to use local biofuel feedstocks as soon as possible.

The new unit will be a combustion turbine, which can start very quickly in emergencies and can also increase or decrease power output quickly. This capability can help maintain reliability as Oahu’s grid adds more as-available renewable energy sources, such as wind power.

The biodiesel unit is one of a number of actions Hawaiian Electric is taking to increase the portfolio of renewable energy sources on Oahu. Recently, the utility issued a Request for Proposals for projects to generate at least 100 megawatts of added renewable energy for the island. The company also is negotiating with several other developers for additional renewable projects using sources such as wind, Ocean thermal energy conversion (OTEC) and biomass power.

In addition, the company’s energy conservation and efficiency programs are among the nation’s most successful, with more than 42,000 solar water heaters installed since 1996, 1.2 million compact fluorescent light (CFLs) bulbs sold in the last two years, more than 14,000 applications filed for EnergyStar rebates since the program began less than a year ago, and 8,000 business efficiency projects initiated under the company’s rebate programs.

The requested increase would cover more than $375 million in investments in new capital projects to be completed in 2008 or 2009, including:

•	The 110 MW new biofueled generating unit and related 138 kV transmission line at Campbell Industrial Park;

•	New air quality monitoring stations and a reverse osmosis water line that will allow the Kahe power plant to use non-potable water for its operations;

•	Costs related to a new 218 kW photovoltaic system at the company’s Archer Lane substation;

•	Replacement of fiber optic cables on Leeward transmission lines, used to send data to operate protective relays and for other operations-related communications;

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Hawaiian Electric Files for 2009 Rate Increase

July 3, 2008

•	New or expanded substations and related lines, such as at Ko’Olina and Ocean Pointe, to support growth and improve service;

•	Transmission and distribution improvements and a new transformer for the Mikilua substation serving the Leeward Coast;

•	Replacement and upgrading of underground lines serving part of Waikiki to improve reliability;

•	Replacement and upgrading of underground lines serving other parts of Oahu, including the Puuloa Road widening project and in Makakilo;

•	Upgrades to the company’s microwave communications and mobile radio system and upgraded emergency generation for key company facilities;

•	Power plant control room and boiler upgrades, and other upgrades or replacements to increase reliability of existing aging generating units; and

•	Investments in overhead and underground cables, as well as transformers, poles, meters, and other facilities to maintain reliable service and fulfill new service requests from customers.

Increasing maintenance costs also include more frequent inspections of utility lines and poles, increased vegetation management and servicing of generators, which have been running harder and longer as power generation reserve margins have narrowed over time. Sharp increases in the cost of steel and other industrial materials also are contributing to higher overall operating and maintenance costs.

Hawaiian Electric also has an open rate case which was filed in late 2006. The PUC authorized an interim increase for that filing in October 2007. A 5.6% increase for that case is already reflected in bills. The 2007 request included cost recovery for projects such a new System Operations Dispatch Center, facilities supporting smaller distributed generating units installed at substation sites, and other significant reliability investments. A final decision on that request is pending PUC approval.

The PUC is expected to hold a public hearing on the proposed 2009 increase later this year and an evidentiary hearing next year. The PUC may grant an interim increase within 10 to 11 months following Hawaiian Electric’s application; however, there is no guarantee of such an interim increase. The timing and amount of any final increase is at the discretion of the PUC.

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